Exhibit 10(d)

February 8, 2008

Mr. Henry B. Barron

3549 Governors Island

Denver, NC  28037

Dear Brew:

On behalf of Constellation Energy, I am pleased to confirm our offer of employment to you as President, Chief Executive Officer Constellation Energy Nuclear Group, Chief Nuclear Officer, Executive Vice President, Constellation Energy, reporting to Mayo Shattuck, Chief Executive Officer, Constellation Energy, with a start date to be April 1, 2008.  All of us who have met with you are convinced you will make a significant contribution to the growth and success of Constellation Energy and that you will find your experience challenging and rewarding.

Your starting annualized base salary will be $575,000 earned and paid bi-weekly. You will also participate in the company’s annual incentive program which currently provides the opportunity to earn an annual performance and results-based incentive award.  Your 2008 target opportunity will be 100% of your base salary and may increase or decrease based on company and your individual performance.

In addition to your cash compensation, you will participate in the long-term incentive plan (LTIP) for Constellation Energy senior management.  Beginning in 2008, you will be eligible to receive a grant that has an expected value of 150% of your annual base salary.  Recent LTIP grants were comprised of a mix of stock options and performance units.  Stock options vest on a ratable basis over three years.  The value of the performance units is a function of total shareholder return relative to peers and vests at the end of a three-year period.  You must be employed by the company on the vesting date in order to receive the actual value of the grant.  As an LTIP equity grant recipient, you will be subject to Constellation Energy’s stock ownership requirements.  The current guidelines for the stock ownership program are attached.

In addition to your ongoing compensation, you will receive upon hire a signing bonus of $2,300,000 of service-based restricted stock units that may be settled at the sole discretion of Constellation Energy, in cash or stock, with 4 year ratable vesting during your employment (25% of the grant will vest on the anniversary of hire date and each of the next 3 years thereafter), with dividends accumulated and paid out as applicable units vest.

As a member of executive management, you are also entitled to certain supplemental benefits and perquisites, which are summarized in the enclosed executive supplemental benefits document.  Time-off and salary-based benefits are prorated for 2008 service.  In addition, Constellation Energy provides a competitive and comprehensive benefits program that offers paid vacation time, pension and 401(k) plans and a flexible benefits program called myBENEFITS that allows you to customize your benefits to meet your personal needs.  These benefits include medical, dental, vision, life insurance, disability coverage, health and dependent care spending accounts.  The company gives you money in the form of flex credits to buy your benefits from a menu of choices. You receive flex credits to buy medical and dental coverage.  When your choices cost more than the flex credits you receive, you pay the difference through payroll deductions.  I have enclosed a document outlining Constellation Energy’s flexible benefits program as well as information summarizing flexible benefits costs and available credits.

You will also be provided with a Change in Control Severance Agreement, which will provide you with severance benefits if your employment is terminated without cause or you resign with good reason within 24 months after a change in control.

Regarding relocation, Constellation Energy will provide you with a relocation benefit that is administered for us by Prudential Corporation.  Please refer to the “Constellation Energy Group Domestic Relocation Executive Policy” summary for a description of your relocation benefit. Repayment terms and conditions of the relocation benefit are described in the attached document entitled “Constellation Energy Group, Inc. Relocation Expense Repayment Agreement.”

To ensure a smooth transition in our nuclear operation in light of the planned retirement of our incumbent Chief Nuclear Officer, we have a critical business need to announce on or after March 2, 2008 that you will be joining Constellation Energy.

This offer of employment is contingent upon your completing, to the company’s satisfaction, Constellation Energy’s employment screening process, which includes all of the following: (1) a credit and criminal background inquiry; (2) reference checks; (3) the company’s drug test; and (4) verification of your education and prior work experience.

In addition, this offer of employment is contingent on the following: (1) your execution and return to us of the enclosed confidential information and intellectual property agreement; (2) your execution and return to us of an acknowledgment of receipt and review of Constellation Energy’s Principles of Business Integrity; and (3) your execution and return to us of the attached document entitled “Constellation Energy Group, Inc. Relocation Expense Repayment Agreement.”

Constellation Energy begins the employment screening process upon our receipt of your completed and signed employment application and release forms (enclosed), and we will work with you to arrange a substance screening at a medical facility near your current home.

Neither this offer letter nor the employment application constitutes an employment contract.  If you are employed by the Company, your employment will be at-will.  This employment offer will remain in effect through February 13, 2008.

Please sign and return a copy of this letter, employment application and release forms, the confidential information and intellectual property agreement, the acknowledgment of receipt and review of Constellation Energy’s Principles of Business Integrity and the document entitled “Constellation Energy Group, Inc. Relocation Expense Repayment Agreement,” no later than February 13, 2008, to me to indicate your understanding and acceptance of the terms of your employment.  If you have any further questions, feel free to call me at xxx-xxx-xxxx or Tom Ruszin, Vice President of Total Rewards, Human Resources at xxx-xxx-xxxx.

Brew, I look forward to having you join Constellation Energy and am confident you will contribute to Constellation Energy’s success.

Very truly yours,

/s/ Michael J. Wallace

Michael J. Wallace

cc:  Mayo A. Shattuck

I accept the employment offer and the terms stated above.

Henry B. Barron

/s/ Henry B. Barron	2/11/08
Signature	Date

Enclosures:

•                  common stock ownership guidelines

•                  executive supplemental benefits

•                  2008 flexible group benefits information sheet

•                  2008 rates and flex credits

•                  employment application

•                  USiS background authorization form

•                  agreement regarding confidential information and intellectual property

•                  principles of business integrity and acknowledgement card

•                  domestic relocation executive policy summary

•                  relocation expense repayment agreement